Exhibit 1.2

AMENDMENT No. 1 TO AT MARKET ISSUANCE SALES AGREEMENT

THIS AMENDMENT No. 1 TO AT MARKET ISSUANCE SALES AGREEMENT (the “Amendment”) is entered into effective as of May 31, 2012 (the “Amendment Effective Date”), by and between OXiGENE, Inc., a Delaware corporation (the “Company”), and McNicoll, Lewis & Vlak LLC, a Delaware limited liability company (“MLV”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the At Market Sales Issuance Agreement dated July 21, 2010 by and between the Company and MLV (the “Sales Agreement”).

RECITALS:

WHEREAS, the Company’s registration statement on Form S-3 (File No. 333-155371) is no longer being used following the third anniversary of the initial effective date of such registration statement;

WHEREAS, the Company intends to file with the Commission, on or about May 31, 2012, a new registration statement on Form S-3 (the “New Registration Statement”) which will serve as the means by which the Shares that remain available to be sold under the Sales Agreement are registered with the Commission;

WHEREAS, the Company and MLV desire to amend the Sales Agreement to, among other things, clarify that references therein to the “Registration Statement” shall be deemed to include the New Registration Statement; and

WHEREAS, pursuant to Section 17 thereof, the Sales Agreement may be amended pursuant to a written instrument executed by the Company and MLV.

AGREEMENT:

NOW, THEREFORE, the parties hereby agree as follows:

1.    References to Registration Statement in the Sales Agreement. The Sales Agreement is hereby amended such that any reference in Section 1 thereof to “registration statement” or any reference therein to “Registration Statement” in the context of Shares that remain available to be sold as of the Amendment Effective Date shall no longer be deemed to refer to Company’s registration statement on Form S-3 (File No. 333-155371) but shall instead be deemed to refer to the New Registration Statement.

2.    Comfort Letter. Without limiting any provision of the Sales Agreement, the Company shall, prior to, and as a condition of, the first Placement of Shares under the New Registration Statement, cause to be delivered to MLV a Comfort Letter in accordance with the provisions of Section 7(n) of the Sales Agreement.

3.    No Other Amendments. Except as set forth in this Amendment, all the terms and provisions of the Sales Agreement shall continue in full force and effect.

4.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

5.    Counterparts. This Amendment may be executed in two counterparts (including, without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the respective parties have executed this Amendment No. 1 to At Market Issuance Sales Agreement effective as of the date first set forth above.

OXIGENE, INC.

By:	/s/ Peter Langecker
Peter Langecker
Chief Executive Officer

McNICOLL, LEWIS & VLAK LLC

By:	/s/ Dean Colucci
Dean Colucci
President